UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2005

DIME COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27782	11-3297463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Havemeyer Street, Brooklyn, New York 11211
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (718) 782-6200

None
(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement

On January 20, 2005, the Board of Directors of Dime Community Bancshares, Inc. (the "Company") approved adjustments in remuneration paid to outside directors, the freezing of benefits under the Retirement Plan for Board Members of Dime Community Bancshares, Inc. and the grant of stock options to its nine outside directors, all of which are detailed below. These adjustments were based upon the recommendations of a nationally recognized compensation-consulting firm, which the Company retains. The specific recommendations to the Company were based on a comparative analysis of ten to fifteen comparably sized and similarly located public banks.

On January 20, 2005, the Board of Directors of Dime Community Bancshares, Inc. (the "Company") approved the following adjustment in remuneration paid to the nine outside directors of the Company and its direct and indirect subsidiaries:

Remuneration Item	Previous Level	Adjusted Level
Annual retainer	$24,000	$30,000
Annual retainer for the Chairman of the Audit Committee	$-	$5,000
Audit Committee meeting attendance fee	$600	$1,000
Meeting attendance fees - all other committees	$600	$700

On January 20, 2005, the Board of Directors of the Company elected to freeze, effective March 31, 2005, all future benefits payable to its nine outside directors under the Retirement Plan for Board Members of Dime Community Bancshares, Inc.

On January 20, 2005, the Board of Directors of the Company approved the grant of stock options under the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan ("2004 Stock Incentive Plan") (filed as Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004) to the outside directors of the Company as set forth below, at an exercise price per share of $16.45 and otherwise subject to the terms of the 2004 Stock Incentive Plan and the stock option agreement, the form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference:

Name	Number of Stock Options Grant
Anthony Bergamo	8,480
George L. Clark, Jr.	8,480
Steven D. Cohn	8,480
Patrick E. Curtin	8,480
Joseph H. Farrell	8,480
Fred P. Fehrenbach	8,480
John J. Flynn	8,480
Stanley Meisels	8,480
Louis V. Varone	8,480
TOTALS	76,320

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIME COMMUNITY BANCSHARES, INC.

/s/ KENNETH J. MAHON
By: ___________________________________________
Kenneth J. Mahon
Executive Vice President and Chief Financial Officer

Dated: March 29, 2005

Exhibit Index

Exhibit Number	Description

10.1	Form of stock option award agreement under the 2004 Stock Incentive Plan